Exhibit 99.1

RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS

- 9% Increase in Fourth Quarter 2013 Adjusted Funds From Operations -

JERICHO, NY, March 4, 2014 — Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) announced its financial results for the quarter and year ended December 31, 2013.

Highlights For The Quarter Ended December 31, 2013:

•	Net Income of $5.0 million, or $0.15 per share.

•	Funds From Operations of $7.3 million, or $0.22 per share.

•	Adjusted Funds From Operations of $8.1 million, or $0.24 per share.

•	Sold 51 properties in the quarter resulting in gains from dispositions of $5.7 million.

David B. Driscoll, Getty’s Chief Executive Officer commented, “As we reflect on 2013, we are proud of our team’s effort in generating meaningful improvement in our Adjusted Funds From Operations. The ongoing transformation of Getty into a Company that produces annual growth is progressing well. The combination of select acquisitions, coupled with the recycling of slower growth assets through strategic dispositions along with a focus on measurably lowering operating costs, is contributing to our improving performance. As we look to 2014, we are energized by organic growth opportunities available to us from our current portfolio of assets and from the external growth prospects that we continue to pursue. With a well-positioned capital structure and a low leveraged balance sheet, we believe we will enhance value for our shareholders in the coming years.”

Financial Results:

Net Earnings:

The Company reported net earnings for the quarter ended December 31, 2013 of $5.0 million, or $0.15 per share, as compared to $5.8 million, or $0.17 per share for the quarter ended December 31, 2012. The Company reported net earnings for the year ended December 31, 2013 of $70.0 million, or $2.08 per share, as compared to $12.4 million, or $0.37 per share for the year ended December 31, 2012.

Funds From Operations and Adjusted Funds From Operations:

Funds From Operations (FFO) were $7.3 million, or $0.22 per share for the quarter ended December 31, 2013, as compared to $8.9 million, or $0.26 per share for the quarter ended December 31, 2012. FFO was $47.9 million, or $1.43 per share for the year ended December 31, 2013, as compared to $33.2 million, or $0.99 per share for the year ended December 31, 2012.

Adjusted Funds From Operations (AFFO) were $8.1 million, or $0.24 per share for the quarter ended December 31, 2013, as compared to $7.4 million, or $0.22 per share for the quarter ended December 31, 2012. AFFO was $44.7 million, or $1.33 per share for the year ended December 31, 2013, as compared to $28.8 million, or $0.86 per share for the year ended December 31, 2012.

The Company’s results in 2013 and 2012 were materially affected by events surrounding the bankruptcy of Getty Petroleum Marketing, Inc. (“Marketing”) including the benefit derived from the Company’s participation in the settlement of a litigation brought by the Marketing estate against its former parent, Lukoil, and legal costs associated with that litigation, ongoing eviction proceedings, gains realized from dispositions of properties and impairment charges primarily related to anticipated property dispositions and elevated operating expenses related to properties previously leased to Marketing which are still in transition. For these reasons, comparisons of performance for 2013 and 2012 are less meaningful.

All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance. AFFO and FFO are defined and reconciled to net earnings in the financial tables at the end of this release.

Operating Income:

Total revenues included in continuing operations were $26.4 million and $102.5 million for the quarter and year ended December 31, 2013, as compared to $23.2 million and $95.8 million for the quarter and year ended December 31, 2012. Results were impacted by additional revenues received from the Company’s May 2013 acquisition and an increase in “pass-through” real estate taxes and other municipal charges the Company pays and bills to tenants pursuant to triple-net lease agreements of $2.2 million and $4.5 million for the quarter and year ended December 31, 2013, respectively. In addition, total revenues for the year ended December 31, 2013 included $3.1 million of additional revenue, which was received by the Company due to the settlement of the Lukoil litigation.

Rental property expenses included in continuing operations were $7.5 million and $29.3 million for the quarter and year ended December 31, 2013, as compared to $8.3 million and $28.6 million for the quarter and year ended December 31, 2012. The decrease for the quarter ended December 31, 2013 is principally due to a decrease in maintenance expenses and unreimbursed real estate taxes paid by the Company resulting from the cumulative effect of leasing an increasing number of properties on a triple-net basis and the Company’s disposition efforts offset by an increase in “pass-through” real estate taxes and other municipal charges the Company pays and bills to tenants pursuant to triple-net lease agreements. The increase for the year ended December 31, 2013 is principally due to an increase in “pass-through” real estate taxes and other municipal charges the Company pays and bills to tenants pursuant to triple-net lease agreements offset by reductions in rent and maintenance expenses paid by the Company resulting from the cumulative effect of leasing an increasing number of properties on a triple-net basis and the Company’s disposition efforts.

Environmental expenses included in continuing operations were $3.4 million and $12.0 million for the quarter and year ended December 31, 2013, as compared to $0.6 million and $0.9 million for the quarter and year ended December 31, 2012. The increase in net environmental expenses was principally due to a higher provision for litigation losses and legal fees, which increased by $2.6 million and $9.4 million for the quarter and year ended December 31, 2013, respectively. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of change in reported environmental expenses for one period, as compared to prior periods.

General and administrative expenses included in continuing operations were $3.4 million and $5.1 million for the quarter and year ended December 31, 2013, as compared to $3.2 million and $27.6 million for the quarter and year ended December 31, 2012. The increase in general and administrative expenses for the quarter was principally due to increases in legal and professional fees associated with ongoing legal proceedings partially offset by lower employee related expenses. The decrease in general and administrative expenses for the year was principally due to a $27.3 million decrease in reserves for bad debts primarily related to receiving funds from the Marketing estate offset by increases in legal and professional fees associated with ongoing legal proceedings. For the year ended December 31, 2013, the Company recorded in continuing operations a net credit for bad debt expense of $15.3 million, as compared to a net charge of $12.0 million for the year ended December 31, 2012.

Non-cash impairment charges of $2.1 million and $3.3 million were included in continuing operations for the quarter and year ended December 31, 2013, as compared to $2.2 million and $5.1 million recorded for the quarter and year ended December 31, 2012. The non-cash impairment charges were attributable to reductions in estimated non-discounted cash flows expected to be received during the assumed holding period and the accumulation of asset retirement costs as a result of an increase in estimated environmental liabilities which increased the carrying value of certain properties above their fair value. Impairment charges vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the directions of change in impairment charges for one period as compared to prior periods.

As a result of the continuing eviction proceedings related to the Company’s lease with NECG Holdings Corp., the Company concluded that it was probable that the Company would not receive from NECG the entire amount of the contractual lease payments owed to Getty under the unitary lease due to the likely removal of properties and for rent payment deferrals previously agreed to related to the year ended December 31, 2013. Therefore, the Company recorded $3.2 million and $4.2 million of non-cash allowances for deferred rent receivable in continuing operations for the quarter and year ended December 31, 2013. These non-cash allowances reduced the Company’s net earnings but did not impact its cash flow from operating activities.

Earnings from discontinued operations were $3.3 million and $42.3 million for the quarter and year ended December 31, 2013, as compared to $1.8 million and a loss of $1.1 million for the quarter and year ended December 31, 2012. The increase was primarily due to higher gains on dispositions of real estate which was partially offset by lower rental revenue and an increase in impairment charges.

Disposition Activities:

During the year ended December 31, 2013, the Company sold 145 properties for $83.1 million in the aggregate, including five terminals for approximately $22.8 million and a property in Manhattan for $23.5 million. As of December 31, 2013, the Company had 115 properties classified as held for sale. Subsequent to December 31, 2013, the Company has sold 21 additional properties for $7.6 million in the aggregate. The Company is continuing a process of disposing of assets that do not meet the long-term criteria of its core portfolio.

Conference Call Information:

Getty Realty Corp.’s Fourth Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, March 5, 2014 at 9:00 a.m. Eastern Time. To participate in the call, please dial 1-888-600-4870 or 1-913-312-9322, for international participants, five to ten minutes before the scheduled start time and reference pass code 6796795.

A replay will be available on March 5, 2014 beginning at 12:00 Noon Eastern Time through 12:00 Midnight Eastern Time, March 12, 2014. To access the replay, please dial 1-877-870-5176, or 1-858-384-5517, for international participants and reference pass code 6796795.

About Getty Realty Corp.:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership, leasing and financing of convenience store/gas station properties. The Company currently owns and leases approximately 950 properties nationwide.

Forward-Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES”, “MAY” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. EXAMPLES OF FORWARD-LOOKING STATEMENTS INCLUDE BUT ARE NOT LIMITED TO THOSE MADE BY MR. DRISCOLL.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31, 2013	December 31, 2012
Assets:

Real Estate:
Land	$342,944	$318,814
Buildings and improvements	196,607	208,325

	539,551	527,139
Less – accumulated depreciation and amortization	(95,712)	(106,931)

Real estate held for use, net	443,839	420,208
Real estate held for sale, net	22,984	25,340

Real estate, net	466,823	445,548

Net investment in direct financing leases	97,147	91,904
Deferred rent receivable (net of allowance of $4,775 as of December 31, 2013)	16,893	12,448
Cash and cash equivalents	12,035	16,876
Restricted cash	1,000	—
Notes and mortgages receivable	28,793	32,928
Accounts receivable (net of allowance of $3,248 at December 31, 2013 and $25,371 at December 31, 2012)	5,106	8,937
Prepaid expenses and other assets	54,605	31,940

Total assets	$682,402	$640,581

Liabilities and Shareholders’ Equity:

Borrowings under credit lines	$58,000	$150,290
Term loans	100,000	22,030
Environmental remediation obligations	43,472	46,150
Dividends payable	8,423	4,202
Accounts payable and accrued expenses	57,416	45,160

Total liabilities	267,311	267,832
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 33,397,260 at December 31, 2013 and 33,396,720 at December 31, 2012	334	334
Paid-in capital	462,397	461,426
Dividends paid in excess of earnings	(47,640)	(89,011)

Total shareholders’ equity	415,091	372,749

Total liabilities and shareholders’ equity	$682,402	$640,581

GETTY REALTY CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Revenues:
Revenues from rental properties	$25,470	$22,395	$95,940	$92,873
Interest on notes and mortgages receivable	930	775	3,397	2,882
Other revenue	—	—	3,126	—

Total revenues	26,400	23,170	102,463	95,755

Operating expenses:
Rental property expenses	7,546	8,269	29,326	28,637
Impairment charges	2,134	2,214	3,296	5,133
Environmental expenses	3,361	571	12,021	860
General and administrative expenses	3,396	3,154	5,071	27,634
Allowance for deferred rent receivable	3,181	—	4,206	—
Depreciation and amortization expense	2,368	2,112	9,311	10,567

Total operating expenses	21,986	16,320	63,231	72,831

Operating income	4,414	6,850	39,232	22,924

Other income, net	49	17	102	520
Interest expense	(2,701)	(2,860)	(11,667)	(9,931)

Earnings from continuing operations	1,762	4,007	27,667	13,513

Discontinued operations:
Loss from operating activities	(2,615)	(1,267)	(3,161)	(7,946)
Gains from dispositions/acquisitions of real estate	5,898	3,061	45,505	6,880

Earnings (loss) from discontinued operations	3,283	1,794	42,344	(1,066)

Net earnings	$5,045	$5,801	$70,011	$12,447

Basic and diluted earnings per common share:
Earnings from continuing operations	$0.05	$0.12	$0.82	$0.40
Earnings (loss) from discontinued operations	$0.10	$0.05	$1.26	$(0.03)
Net earnings	$0.15	$0.17	$2.08	$0.37

Basic and diluted weighted-average shares outstanding	33,397	33,396	33,397	33,395

GETTY REALTY CORP. AND SUBSIDIARIES

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND

ADJUSTED FUNDS FROM OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net earnings	$5,045	$5,801	$70,011	$12,447

Depreciation and amortization of real estate assets	2,429	2,734	9,927	13,700
Gains from dispositions/acquisitions of real estate	(5,924)	(3,047)	(45,505)	(6,866)
Impairment charges	5,708	3,390	13,425	13,942

Funds from operations	7,258	8,878	47,858	33,223

Revenue recognition adjustments	(2,432)	(1,439)	(8,379)	(4,433)
Allowance for deferred rent receivable	3,244	—	4,775	—
Acquisition costs	4	—	480	—

Adjusted funds from operations	$8,074	$7,439	$44,734	$28,790

Diluted per share amounts:
Earnings per share	$0.15	$0.17	$2.08	$0.37
Funds from operations per share	$0.22	$0.26	$1.43	$0.99
Adjusted funds from operations per share	$0.24	$0.22	$1.33	$0.86

Diluted weighted average shares outstanding	33,397	33,396	33,397	33,395

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate (including such non-FFO items reported in discontinued operations), non-cash impairment charges, extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and; accordingly, may not be comparable.

FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets and non-cash impairment charges. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on Getty’s recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include property acquisition costs or other unusual items. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with Getty’s tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease terms using the effective interest method which produces a constant periodic rate of return on the net investments in the leased properties. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. Other unusual items are not reflective of normal operations.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, property acquisition costs and other unusual items. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to: (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) the rental revenue earned from acquired in-place leases; (iii) the impact of rent due from direct financing leases; (iv) Getty’s operating expenses (exclusive of direct expensed operating property acquisition costs); and (v) other unusual items. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact:	Christopher J. Constant (516) 478-5460